PRESS RELEASE

Date: From: For Publication: Contact:	July 22, 2005 MutualFirst Financial, Inc. Immediately Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Second Quarter 2005 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the second quarter ended June 30, 2005 was $1.7 million, or $.39 for basic and $.38 for diluted earnings per share. This compared to net income for the comparable period in 2004 of $1.8 million, or $.38 for basic and $.37 for diluted earnings per share. Annualized return on assets was ..80% and return on equity was 7.69% for the second quarter of 2005 compared to .89% and 7.59% respectively, for the same period last year.

Net income for the six months ended June 30, 2005 was $3.3 million or $.76 for basic and $.74 for diluted earnings per share. This compared to net income for the comparable period in 2004 of $3.8 million or $.79 for basic and $.77 for diluted earnings per share. Annualized return on average assets was .78% and return on average equity was 7.54% for the first half of 2005 compared to .93% and 7.84% respectively, for the same period last year.

Assets totaled $858.1 million at June 30, 2005, an increase from December 31, 2004 of $18.7 million, or 2.2%. Loans, excluding loans held for sale, increased $17.8 million or 2.5%. Consumer loans increased $5.6 million, or 2.9%, and commercial business loans increased $5.4 million, or 10.1%, while residential and commercial real estate loans held in portfolio increased $6.8 million. Mortgage loans held for sale decreased $2.9 million and mortgage loans sold during the first half of 2005 totaled $12.2 million.

Allowance for loan losses was unchanged at $6.9 million when comparing December 31, 2004 to June 30, 2005. Net charge offs for the first half of 2005 were $846,000 or .23% of average loans on an annualized basis compared to $517,000, or .15% of average loans for the comparable period in 2004. The primary reason for the increase was a $240,000 charge-off of a commercial business loan to a distribution center that failed and the collateral (accounts receivable) have proven to be uncollectible. Also, the Bank wrote down $150,000 of an $800,000 commercial business loan because the business generates insufficient cash flow to service the debt and the value of the collateral (fixed assets) is not sufficient to pay off the total debt. As of June 30, 2005 allowance for loan losses as a percentage of loans receivable and non-performing loans was .94% and 132.89%, respectively.

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Total deposits were $606.3 million at June 30, 2005 an increase of $5.9 million, or 1.0% from December 31, 2004. Total borrowings increased $12.1 million to $153.7 million at June 30, 2005 from $141.6 million at December 31, 2004.

Stockholders' equity decreased $251,000, or .3%, from $87.9 million at December 31, 2004, to $87.6 million at June 30, 2005. The decrease was due primarily to the repurchase of 141,000 shares of common stock for $3.3 million and dividend payments of $1.2 million. This decrease was partially offset by net income of $3.3 million, Employee Stock Ownership Plan (ESOP) shares earned of $370,000, and RRP shares earned of $128,000. Also, the market value of securities available for sale compared to their book value decreased $139,000 from a loss of $89,000 at December 31, 2004 to a loss of $228,000 at June 30, 2005.

Net interest income decreased $145,000 from $6.8 million for the three months ended June 30, 2004, to $6.7 million for the three months ended June 30, 2005. The primary reason for the decrease was that the net interest margin decreased from 3.66% for the three-month period ended June 30, 2004, to 3.45% for the comparable period in 2005 as yields on interest-earning assets increased at a slower rate than the increase in the cost of interest-bearing liabilities due to the bank being more liability sensitive in an increasing interest rate environment. This lower margin was partially offset by a $28.8 million increase in average interest-earning assets when comparing the second quarter of 2005 to that of 2004. Net interest income decreased $301,000 for the six months ended June 30, 2005 compared to the six months ended June 30, 2004. The net interest margin decreased from 3.65% for the six-month period ended June 30, 2004, to 3.46% for the comparable period in 2005 for the same reason mentioned above. This lower margin was partially offset by a $23.5 million increase in average interest-earning assets when comparing the first half of 2005 to that of 2004.

The provision for loan losses for the first half of 2005 was $888,000, compared to $757,000 for last year's comparable period. Non-performing loans to total loans at June 30, 2005 were .70% compared to .55% at June 30, 2004. Non-performing assets to total assets were .76% at June 30, 2005 compared to .57% at June 30, 2004. With this addition to the loan loss provision management believes loan loss reserves to be adequate.

Non-interest income increased $250,000 or 17.0%, to $1.7 million for the three months ended June 30, 2005 compared to $1.5 million for the same period in 2004. Increases in service fee and commission income, due to a new overdraft privilege program and an increase in annuity and mutual fund sales, were partially offset by a $100,000 reduction in the gain on sale of loans due to reduced mortgage refinancing activity in the 2005 quarter and a $58,000 reduction in other income due primarily to reduced gains on the sale of real estate owned. For the six month period ended June 30, 2005 non-interest income increased $246,000 or 8.2% to $3.3 million compared to $3.0 for the comparable period in 2004. The increase was due primarily to a $431,000 or 29.8% increase in service fee income and a $258,000 or 86.8% increase in commission income for the same reasons mentioned above. These increases were partially offset by a $346,000 reduction in the gain on sale of loans due to reduced mortgage refinancing activity in the 2005 period and a $58,000 reduction in other income due primarily to reduced gain on the sale of real estate owned.

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Non-interest expense increased $436,000 or 8.4% to $5.6 million for the three months ended March 31, 2005 compared to $5.2 million for the same period in 2004. The increase was due primarily to increased occupancy and equipment expenses which were up $103,000 due to costs related to two new offices. One opened in May of 2004 in Warsaw, Indiana and the other opened in June of this year in Syracuse, Indiana. Also, we relocated our corporate and investment management and private banking staffs to a recently purchased office building located next to our main office in Muncie. Data processing fees increased $52,000 due to the addition of the two new offices and the expiration of several contractual credits from our service provider received in the 2004 period and not in the 2005 period. Advertising and promotion was up $47,000 due to more advertising campaigns and new office promotions in the 2005 quarter when compared to comparable 2004 quarter. Other expenses increased $182,000 due to increases in legal and consulting services primarily related to regulatory compliance requirements and other general and administrative expense increases. Non-interest expense increased $644,000 or 6.1% to $11.2 million for the six months ended June 30, 2005 compared to $10.5 million for the same period in 2005 for similar reasons mentioned above.

Income tax expense decreased $121,000 for the three months ended June 30, 2005 compared to the same period in 2004 due to less taxable income. The effective tax rate decreased from 29.6% to 27.5% due to an increased percentage of low income housing tax credits to taxable income when comparing the second quarter of 2005 to the second quarter of 2004. For the six-month period ended June 30, 2005, income tax expense decreased $345,000 compared to the same period in 2004. The decrease was due primarily to decreased taxable income. The effective tax rate decreased from 29.7% to 27.5% due to an increased percentage of low income housing tax credits to taxable income when comparing the second half of 2005 to the second half of 2004.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with nineteen full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

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MUTUALFIRST FINANCIAL INC.

	30-Jun	31-Dec
Selected Financial Condition Data(Unaudited):	2005	2004

	(000)	(000)
Total Assets	$858,123	$839,387
Cash and cash equivalents	16,872	19,743
Loans held for sale	0	2,913
Loans receivable, net	730,798	713,022
Investment securities available for sale, at fair value	41,891	39,409
Total deposits	606,345	600,407
Total borrowings	153,721	141,572
Total stockholders' equity	87,610	87,860

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	30-Jun	31-Mar	30-Jun	30-Jun	30-Jun
Selected Operations Data (Unaudited):	2005	2005	2004	2005	2004

	(000)	(000)	(000)	(000)	(000)
Total interest income	$11,507	$11,237	$11,048	$22,743	$22,245
Total interest expense	4,815	4,563	4,211	9,377	8,578

Net interest income	6,692	6,674	6,837	13,366	13,667
Provision for loan losses	444	444	530	888	757

Net interest income after provision
for loan losses	6,248	6,230	6,307	12,478	12,910

Non-interest income
Fees and service charges	990	886	743	1,876	1,445
Equity in gains (losses) of limited partnerships	(9)	(17)	19	(26)	22
Commissions	341	214	154	555	297
Net gain on loan sales and servicing	117	149	217	266	612
Increase in cash surrender value of life insurance	250	265	247	515	505
Other income	29	39	88	68	128

Total non-interest income	1,718	1,536	1,468	3,254	3,009
Non-interest expense

Salaries and benefits	3,380	3,406	3,329	6,785	6,769
Occupancy and equipment	791	822	684	1,613	1,382
Data processing fees	202	194	150	396	347
Deposit insurance expense	21	21	22	42	44
Marketing	193	139	147	332	242
Other expenses	1,048	967	866	2,015	1,756

Total non-interest expense	5,635	5,549	5,198	11,183	10,540

Income before taxes	2,331	2,217	2,577	4,549	5,379
Income tax provision	642	610	763	1,252	1,598

Net income	$1,689	$1,607	$1,814	$3,297	$3,781

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Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Six
		mos ended			mos ended
		6/30/2005			6/30/2005

	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate

	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$1,670	$7	1.68%	$1,605	$14	1.74%
Mortgage-backed securities:						0.00
Available-for-sale	11,076	128	4.62	11,102	258	4.65
Investment securities:
Available-for-sale	29,771	276	3.71	29,064	504	3.47
Loans receivable	725,924	11,015	6.07	723,032	21,801	6.03
Stock in FHLB of Indianapolis	8,103	81	4.00	8,063	166	4.12

Total interest-earning assets (1)	776,544	11,507	5.93	772,866	22,743	5.89
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	71,481			70,091
Total assets	$848,025			$842,957
Interest-Bearing Liabilities:
Demand and NOW accounts	$59,449	40	0.27	$59,499	73	0.25
Savings deposits	61,461	68	0.44	61,789	108	0.35
Money market accounts	51,892	193	1.49	53,668	358	1.33
Certificate accounts	398,521	3,189	3.20	391,053	6,209	3.18

Total deposits	571,323	3,490	2.44	566,009	6,748	2.38
Borrowings	135,242	1,325	3.92	136,073	2,629	3.86

Total interest-bearing accounts	706,565	4,815	2.73	702,082	9,377	2.67
Non-interest bearing deposit accounts	39,730			39,820
Other liabilities	13,915			13,657
Total liabilities	760,210			755,559
Stockholders' equity	87,815			87,398
Total liabilities and stockholders' equity	$848,025			$842,957
Net earning assets	$69,979			$70,784
Net interest income		$6,692			$13,366
Net interest rate spread			3.21%			3.22%
Net yield on average interest-earning assets			3.45%			3.46%
Average interest-earning assets to
average interest-bearing liabilities			109.90%			110.08%

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	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	30-Jun	31-Mar	30-Jun	30-Jun	30-Jun
Selected Financial Ratios and Other Financial	30-Jun	31-Mar	30-Jun	30-Jun	30-Jun
Data (Unaudited):	2005	2005	2004	2005	2004

Share and per share data:
Average common shares outstanding
Basic	4,352,236	4,366,150	4,732,176	4,359,063	4,764,922
Diluted	4,464,114	4,501,208	4,879,960	4,482,952	4,928,857
Per share:
Basic earnings	$0.39	$0.37	$0.38	$0.76	$0.79
Diluted earnings	$0.38	$0.36	$0.37	$0.74	$0.77
Dividends	$0.13	$0.13	$0.12	$0.26	$0.23
Dividend payout ratio	34.21%	36.11%	32.43%	35.14%	29.87%
Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.80%	0.77%	0.89%	0.78%	0.93%
Return on average equity (ratio of net
income to average equity)(1)	7.69%	7.39%	7.59%	7.54%	7.84%
Interest rate spread information:
Average during the period(1)	3.21%	3.37%	3.53%	3.50%	3.50%
Net interest margin(1)(2)	3.45%	3.47%	3.66%	3.65%	3.65%
Efficiency Ratio	67.00%	67.59%	62.59%	67.29%	63.20%
Ratio of average interest-earning
assets to average interest-bearing
liabilities	109.90%	110.17%	111.70%	110.08%	111.76%
Allowance for loan losses:
Balance beginning of period	$6,737	$6,867	$6,799	$6,867	$6,779
Charge offs:
One- to four- family	93	78	111	171	161
Multi-family	0	0	0	0	0
Commercial real estate	6	0	13	6	13
Construction or development	0	0	0	0	0
Consumer loans	237	279	255	516	509
Commercial business loans	150	242	0	392	115

Sub-total	486	599	379	1,085	798
Recoveries:
One- to four- family	9	3	2	12	20
Multi-family	0	0	0	0	0
Commercial real estate	120	0	2	120	161
Construction or development	0	0	0	0	0
Consumer loans	85	22	66	107	101
Commercial business loans	0	0	0	0	0

Sub-total	214	25	70	239	282
Net charge offs	272	574	309	846	516
Additions charged to operations	444	444	530	888	757

Balance end of period	$6,909	$6,737	$7,020	$6,909	$7,020

Net loan charge-offs to average loans (1)	0.15%	0.32%	0.18%	0.23%	0.15%

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	June 30,	March 31,	June 30,
	2005	2005	2004

Total shares outstanding	4,608,013	4,673,444	4,949,919
Tangible book value per share	$18.82	$18.61	$18.45
Nonperforming assets (000's)
Loans: Non-accrual	$4,386	$4,499	$3,366
Past due 90 days or more	694	0	543
Restructured	119	120	0

Total nonperforming loans	5,199	4,619	3,909
Real estate owned	351	550	303
Other repossessed assets	985	679	463

Total nonperforming assets	$6,535	$5,848	$4,675

Asset Quality Ratios:
Non-performing assets to total assets	0.76%	0.70%	0.57%
Non-performing loans to total loans	0.70%	0.62%	0.55%
Allowance for loan losses to non-performing loans	132.89%	149.74%	179.59%
Allowance for loan losses to loans receivable	0.94%	0.94%	1.00%

(1) Ratios for the three and six month periods have been annualized.
(2) Net interest income divided by average interest earning assets.

End